INSTRUMENT OF ASSUMPTION

     ALLEGRO NEW MEDIA, INC., a Delaware corporation ("Allegro"), pursuant to the Agreement and Plan of Reorganization dated as of October 1, 1996 (the "Agreement") by and among Allegro, Software Publishing Corporation ("SPC") and SPC Acquisition Corporation, hereby assumes and agrees to perform the obligations of SPC in, to and under each of the option agreements listed on Schedule A hereto.

     IN WITNESS WHEREOF, Allegro has caused this Instrument of Assumption to be duly executed on its behalf by its duly authorized representative this 20th day of December, 1996, effective as of December 27, 1996.

                                   ALLEGRO NEW MEDIA, INC.

                                   By: /s/Barry A. Cinnamon
                                       Barry A. Cinnamon
                                       Chairman of the Board, President
                                       and Chief Executive Officer